SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Rule 14a-12

THE SWISS HELVETIA FUND, INC.

(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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THE SWISS HELVETIA FUND, INC.

7 Bryant Park

New York, New York 10018

May 31, 2017

Dear Fellow Stockholder:

On behalf of the Board of Directors (the “Board”) of The Swiss Helvetia Fund, Inc. (the “Fund”), I am writing to you regarding proposals being presented at this year’s Annual Meeting of Stockholders, which is scheduled to be held at 9:30 a.m., on Tuesday, June 27, 2017, at the offices of Schroder Investment Management North America Inc., 7 Bryant Park, 19th Floor, New York, New York 10018.

Activist investor, Bulldog Investors, LLC (“Bulldog”), has launched a proxy contest against your Fund seeking support to, among other things, elect a majority of the Board, terminate the Fund’s investment advisory agreements and approve a tender offer that could result in the liquidation of the Fund. The Board strongly believes that Bulldog has submitted these proposals in its self-interest—and not the best interest of all stockholders—and that Bulldog’s efforts could adversely affect the Fund’s investment operations and performance to the detriment of long-term stockholders.

Your vote is always important, but this year it takes on additional importance. I am asking that you vote “FOR” each of the Board’s three highly qualified nominees for Director and “AGAINST” a proposal that could result in the Fund’s liquidation by voting and returning the enclosed WHITE proxy card. Please do NOT return the GREEN proxy card submitted to you by Bulldog. There is no need for you to do so and doing so could nullify your votes cast on the WHITE proxy card.

Your Board seeks to protect your long-term interests; Bulldog’s nominees may not.

Your Board, which is comprised solely of independent Directors, is proud of its ongoing efforts to oversee the Fund for the benefit of all of the Fund’s stockholders. Recently, we have taken steps to:

•	replace the Fund’s investment adviser with a well-established, global asset manager;

•	reduce Fund expenses to their lowest levels in nearly 10 years;

•	continue to monitor the Fund’s discount and engage in regular stock buybacks; and

•	provide liquidity to stockholders through periodic tender offers.

These actions, which were intended to benefit all stockholders, are not the types of actions we might expect from Bulldog’s nominees. For example, both Messrs. Sell and Dakos, as a result of activist campaigns, have served on boards of closed-end funds or business development companies that subsequently took action to terminate the funds’ advisory agreements, undertake significant tender offers or liquidate. Bulldog even states that its nominees intend to solicit stockholders about spinning out part of the Fund’s assets to a European-focused fund, which no stockholder has approached the Board about and for which no broader support is provided by Bulldog. Voting for Bulldog’s nominees may put the ongoing viability of the Fund at risk. In addition, the members of your Board and the Board’s nominees, all of whom are independent of both Schroders and Bulldog, have (and will have) a fiduciary duty to protect all of the Fund’s stockholders, whereas the short-term interests of Bulldog’s nominees may conflict with their duties to the Fund’s stockholders.

The Board’s nominees for election at the Annual Meeting are superior to Bulldog’s slate of nominees.

The Board believes that Dr. Claus Helbig, Jean E. Hoysradt and Fred J. Ricciardi are better qualified and will better serve the interests of all of the Fund’s stockholders than Bulldog’s nominees. The Board believes that its nominees’ collective experience with the Fund and global investment management and financial services firms will benefit stockholders in ways that Bulldog’s nominees—some of whom appear to have limited or no European or public company experience—cannot readily offer. In addition, all of the Board’s nominees also qualify as “audit committee financial experts.” Based on public information, it is not evident that any of Bulldog’s nominees would so qualify.

All of the Fund’s Directors, as well as the Board’s nominees, satisfy the By-Law Director qualification requirements; Bulldog’s do not.

Bulldog wants stockholders to believe that the Board does not apply the same qualification standards to its own nominees, which is false. Those standards apply with equal force to stockholder nominees and any individuals nominated or appointed by the Board, including the Board’s three nominees. Please refer to “Additional Information about the Fund’s Board of Directors and the Board’s Nominees for Director—Information about Each Director’s and Board Director Nominee’s Experience, Qualifications, Attributes or Skills” in the Fund’s proxy statement for a discussion of why each continuing Director and the Board’s nominees satisfy those standards.

Bulldog readily admits that one of its nominees, Mr. Dakos, does not satisfy the By-Law qualification requirements that the Fund’s stockholders approved and which have guided the Board’s nomination process for over 15 years. Regardless of Bulldog’s non-binding proposal to seek to amend the Fund’s By-Laws, the Fund does not believe that Mr. Dakos may be properly considered for election at the Annual Meeting, as the qualification requirement currently is in effect and any nominee for election as a Director must satisfy that requirement to be properly nominated and considered at the Annual Meeting.

Bulldog’s proposal to terminate the Fund’s investment advisory agreements and the related proposal to pursue a tender offer that could result in the liquidation of the Fund are not in the Fund’s long-term interest.

Bulldog’s proxy statement includes a proposal that has the potential to terminate the Fund’s investment advisory agreements. Bulldog has stated its intention, subject to the results at the Annual Meeting, to force the Board through litigation to terminate the Fund’s advisory arrangements, thus leaving the Fund without the investment adviser that was resoundingly approved by stockholders

—including a fund managed by Bulldog—just three years ago. The Board believes that the Fund has benefitted, and will continue to benefit, from Schroders serving as the Fund’s investment adviser. The disciplined process applied by Schroders in managing the Fund’s portfolio in pursuit of its investment objective has served to reinforce the Fund’s position as an attractive closed-end vehicle for long-term investors seeking participation in the Swiss equity market. From July 1, 2014 through March 31, 2017, the Fund’s share price returned 4.69% compared to the Swiss Performance Index (SPI) that returned 1.11%. The Fund’s share price has outperformed the SPI by 3.58% since Schroders began managing the Fund. The Board believes that termination of the Fund’s investment advisory arrangements would have a significant detrimental effect on the Fund and your investment in the Fund.

The Board also strongly opposes the non-binding proposal seeking a tender offer for 100% of the Fund’s shares. It is inconsistent with the Board’s ongoing efforts to enhance stockholder value and provide periodic liquidity without having a material adverse effect on the Fund’s performance, portfolio management or expense ratio. Overall, a material reduction in the Fund’s assets likely would create various constraints on the ability of Schroders to manage the Fund according to its investment objective and investment strategies, and would adversely affect a stockholder’s experience due to the Fund’s increased expense ratio and the Fund’s realization of substantial embedded long-term capital gains. Each of these results could adversely affect the Fund’s long-term performance, and the impact on the Fund’s short-term performance also is likely to be significant. Conducting a tender offer for all of the Fund’s shares also could lead to the Fund’s liquidation, which would eliminate the Fund as a viable investment option, leaving you with limited alternatives to invest in an important and successful market through a vehicle with a similar investment mandate.

The Board believes that Bulldog is attempting to leverage your votes for these proposals in order to serve its own destabilizing and self-interested motives. Bulldog’s recent actions—including its attempt to take control of the Board and a lawsuit brought by its affiliate—evidence its intent in this regard.

The Fund’s By-Laws Promote Effective Board Governance and Protect Stockholders from Activists Like Bulldog.

Bulldog is separately, through its own proxy materials, soliciting votes “AGAINST” two of its own proposals with respect to certain provisions in the Fund’s By-Laws. The Board is not using Fund assets to solicit votes “FOR” Bulldog’s non-binding proposals as those provisions already were approved by the Fund’s stockholders.

The Board believes the primary reason Bulldog submitted the proposal with respect to the director qualification provision was because one of its nominees, Mr. Dakos, does not qualify to serve as a Director under the Fund’s By-Laws. The Board believes that this By-Law provision promotes effective Board governance by seeking to ensure that each Director nominee meets certain minimum qualifications relevant to overseeing the Fund and its investment objective, strategy and process.

With respect to Bulldog’s objection to the 75% vote required to amend the Fund’s By-Laws, the Board believes that this By-Law provision reduces the ability of activist investors, such as Bulldog, to amend the Fund’s By-Laws in a manner that would serve their own self-interests to the detriment of the interests of other stockholders. Along similar lines, you might be interested to note that Messrs. Goldstein and Dakos serve as two of three directors of Crossroads Capital, Inc., a business development company, which does not permit its stockholders, regardless of the vote, to amend the company’s by-laws. Notably, after a proxy contest in 2015, the Bulldog-controlled board is now seeking to liquidate the company. By his own estimate provided several years ago, Mr. Goldstein’s actions have been a “factor” in the termination of ten funds.

IMPORTANT: Please do not return any GREEN proxy card, even if you want to vote against Bulldog’s nominees, as that will cancel your prior vote for the Board’s nominees on the WHITE proxy card. If you have already signed a GREEN proxy card, you can easily rescind your vote by voting and returning the enclosed WHITE proxy card.

The Board thanks you for your continued trust and support.

Sincerely yours,

Brian A. Berris

Chairman of the Board and Independent Director

•	Please DO NOT send back Bulldog’s GREEN proxy card even to vote against their nominees. If you send a GREEN card back, you will CANCEL any prior vote to elect the Board’s nominees.

•	If you previously signed and sent back Bulldog’s GREEN proxy card, you have every right to CHANGE your vote by signing, dating and returning the enclosed WHITE proxy card. Only the LATEST dated proxy card submitted by you will COUNT.

•	If you hold shares with a broker or custodian bank, your broker or bank cannot vote your shares on these matters without your instructions. You must take ACTION by signing, dating and mailing the WHITE proxy card in the return envelope provided. Alternatively, you may vote by Touch-Tone Telephone or by Internet by following the simple instructions on your WHITE proxy card.

If you have questions or need assistance in voting your WHITE proxy card, please call: 1290 Avenue of the Americas, 9th Floor, New York, New York 10104 1-888-661-5651 (Toll Free)

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